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                               AG ASSOCIATES, INC.


                                  EXHIBIT 11.01
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)




                                             Three Months Ended June 30,         Nine Months Ended June 30,
                                             ---------------------------         --------------------------
                                               1996               1995             1996              1995
                                             --------          ---------         --------           -------
Weighted average common shares
     outstanding during the period             5,894             2,984             5,869             2,940

Common share equivalents                         133             1,914               273             1,268
                                              ------            ------            ------            ------

Total                                          6,027             4,898             6,142             4,208
                                              ======            ======            ======            ======


Net Income                                    $   39            $3,669            $4,650            $6,879

Interest on convertible debentures              --                   5              --                  35
                                              ------            ------            ------            ------

Adjusted net income                           $   39            $3,674            $4,650            $6,914
                                              ======            ======            ======            ======


Earnings per share                            $ 0.01            $ 0.75            $ 0.76            $ 1.64
                                              ======            ======            ======            ======


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